EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

THIRD QUARTER 2010 FINANCIAL RESULTS

Recent Highlights Include:

•                  Receipt of GRAS (Generally Recognized As Safe) regulatory designation allowing commercialization for two novel Bitter Blockers

•                  Expansion of Firmenich agreement to include commercialization of S6973 Sucrose Enhancer for use in selected beverage applications

•                  New discovery, development, and commercialization collaboration with PepsiCo focused on sweet enhancers and natural high-potency sweeteners

•                  Balance sheet strengthened; ended quarter with $75.5 million in cash, cash equivalents, and investments available for sale

SAN DIEGO, CA — November 4, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the third quarter ended September 30, 2010.  Revenues were $5.8 million for the third quarter of 2010, compared to $4.2 million for the third quarter of 2009, an increase of 40%.  Revenues were $19.2 million for the nine months ended September 30, 2010, compared to $10.6 million for the nine months ended September 30, 2009, an increase of 80%.  As of September 30, 2010, the Company had cash, cash equivalents, and short term investments of approximately $75.5 million.

“Senomyx had major recent accomplishments with our Bitter Blocker and Sweet Taste programs, opening up new opportunities for future commercialization and resulting in a strengthened balance sheet,” stated Kent Snyder, Chief Executive Officer of the Company.

“We are proud to announce the receipt of GRAS regulatory determinations for two Senomyx bitter blockers, S6821 and S7958,” Snyder said.  “We believe the new approvals represent additional confirmation of Senomyx’s discovery, development, and regulatory experience.  These are the first Senomyx bitter blockers to go through the regulatory process, and we have been granted GRAS status for all of the uses and use levels requested.  In conjunction with the GRAS designations, Senomyx will receive a $500,000 milestone payment from a collaborative partner.”

The GRAS determinations were made by the Flavor and Extract Manufacturers Association (FEMA) under the provisions of the Federal Food, Drug and Cosmetic Act administered by the United States Food and Drug Administration (FDA). The GRAS status allows usage of the bitter blockers for a variety of product categories in the U.S. and numerous other countries.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.

Regarding Senomyx’s Sweet Taste program, in late October the Company expanded its collaboration with Firmenich SA for S6973, a novel sucrose enhancer.  In addition to its previous rights related to commercial development of S6973 for virtually all food product categories and select powdered beverages, Firmenich has been granted an exclusive worldwide license to commercialize S6973 for use in instant and ready-to-drink milk, tea, and coffee beverages.  Under the amended agreement, Senomyx will receive an additional license fee, incremental milestone payments and minimum annual royalties, as well as royalties on sales of S6973 for use in the additional product categories.

“Firmenich has made notable progress in their pre-commercialization activities with S6973 for food categories,” Snyder stated.  “Extending our partnership to include the new beverage categories increases the potential value of S6973.  We believe that Firmenich’s expertise with S6973 provides the best opportunity to accelerate commercialization and maximize commercial revenue for this unique sucrose enhancer.

“Senomyx established a new collaboration with PepsiCo for our Sweet Taste Program in August,” Snyder noted.  “We are looking forward to working with PepsiCo, an innovative company committed to reducing added sugar in key global beverage brands.”

Senomyx’s collaboration with PepsiCo is focused on the discovery, development, and commercialization of sweet enhancers and natural high-potency sweeteners for use in non-alcoholic beverage categories.  Under the agreement, the Company received an upfront payment of $30 million from PepsiCo and is entitled to $32 million in committed research and development payments over the four-year research period.

In addition to other activities, Senomyx is diligent in seeking protection for its intellectual property.  As of September 30, 2010, the Company is the owner or exclusive licensee of 216 issued patents and several hundred pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Subsequent to the end of the third quarter, Mary Ann Gray, Ph.D., joined Senomyx’s Board of Directors.  Dr. Gray, who is President of Gray Strategic Advisors, LLC, has extensive experience as an equity research analyst, strategic advisor, scientist, and member of Boards of Directors of public companies.  She holds a Ph.D. degree in pharmacology from the University of Vermont.

Commercialization Updates:

Nestlé SA, the world’s largest food and beverage company, has been conducting marketing activities with Senomyx’s Savory Flavor Ingredients, which are intended to reduce or replace added monosodium glutamate (MSG) in foods and beverages.  Nestlé’s commercialization efforts have been expanded to reformulated established products that contain our ingredients.  Ongoing activities include launches of new products that incorporate Senomyx’s Savory Flavor Ingredients in the Pacific Rim, Latin America, and Africa.

As announced last quarter, the European Food Safety Authority (EFSA) has provided a “favorable opinion” for Senomyx’s S336 and S807 Savory Flavor Ingredients, which means that no further evaluation is required.  Final regulatory approval and commercialization in the European Union is contingent upon the ingredients being included in the EFSA Union List, which EFSA has targeted for publication by the end of 2010.  Approval to use these ingredients in Europe could create a new market opportunity for Nestlé.

Ajinomoto, Co., Inc., a leading global manufacturer of food and culinary products, has been introducing products that contain a Senomyx flavor ingredient in Asia and another key region.  Ajinomoto has increased the number of products launched during the year.

Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has begun commercializing flavor solutions that include S2383, Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose.  Firmenich has exclusive worldwide rights to market the sucralose enhancer as either a stand-alone ingredient or as part of a flavor system in all food and beverage product categories.  They are currently pursuing marketing opportunities for the use of S2383 in beverages, cereal, dairy products, baked goods, and confectionary products.

Firmenich also has exclusive worldwide rights to commercialize the Company’s S6973 sucrose enhancer for virtually all food and specified beverage categories.  S6973 enables up to 50% reduction of sugar in certain foods and beverages while maintaining the sweet taste of natural sugar.  Firmenich has initiated pre-commercialization activities with major clients in anticipation of conducting its first product launches with the sucrose enhancer during 2011.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx has had success in this program with the discovery and development of its S2383 sucralose enhancer and S6973 sucrose enhancer.  In addition, the Company has identified a new family of sucrose enhancers with distinct physical properties that may be advantageous for a broader range of beverages and other product applications.  Several new sucrose enhancers that enable up to 50% reduction of sugar in preliminary taste tests are in late stages of evaluation.  Senomyx is assessing their physical properties and other characteristics in various product prototypes that would address the needs of our partners.

Senomyx has also identified flavor ingredients that demonstrate a statistically significant amplification of the sweet taste of fructose, a key component of high fructose corn syrup.  High fructose corn syrup is the primary sweetener used in carbonated and certain other beverages, especially in North America.  The Company is pursuing several strategies to evaluate a number of samples that showed activity in screening assays designed to identify fructose enhancers.  The most promising samples are being optimized, followed by evaluation in taste tests.

Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx has received GRAS (Generally Recognized As Safe) regulatory status for its S6821 and S7958 bitter blockers.  The GRAS determination allows usage for specified products in the U.S. and numerous other countries.  Senomyx has also been working with S0812, another bitter blocker.  Senomyx has decided not to proceed with further development of S0812 because it has not met all of the Company’s development and commercialization criteria.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  The Company is exploring the role of a number of proteins that may be integral to the sensation of salty taste.  This high-priority, longer-term effort involves chemistry and biology approaches, including assessing components of Senomyx’s proprietary database of proteins found in taste buds.  Senomyx believes that discovery of the protein or proteins that function as the salt taste receptor could lead to identifying a salt taste enhancer.

Cooling Flavor Program:  The goal of the Cooling Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has discovered new cooling flavors that demonstrate a taste proof-of-concept and display cooling properties that exceed those of commonly used agents.  Senomyx and its partner for this program, Firmenich, have prioritized sample classes that are the focus of further optimization.  Taste tests with promising new cooling flavors are being conducted by both Senomyx and Firmenich.

Financial Review:

Revenues were $5.8 million for the third quarter of 2010, compared to $4.2 million for the third quarter of 2009, an increase of 40%.  Revenues were $19.2 million for the nine months ended September 30, 2010, compared to $10.6 million for the nine months ended September 30, 2009, an increase of 80%.  The increases in revenues for the third quarter and the year-to-date were primarily due to the recognition of license fee and R&D funding revenue related to the Company’s August 2009 Sweet Program collaboration with Firmenich and August 2010 collaboration with PepsiCo.  License fees and R&D funding related to these collaborations contributed $4.6 million and $10.8 million for the three and nine month periods ending September 30, 2010, respectively.  Also contributing to the year-to-date increase was a total of $3.3 million in non-recurring milestone payments and cost reimbursements from collaborators.

Research and development expenses, including stock-based compensation expense, were $6.5 million for the third quarter of 2010, compared to $7.0 million for the third quarter of 2009, a decrease of 7%.  The decrease was primarily due to reduced personnel-related expenses and reduced expenditures for compound acquisition and related high-throughput screening activities, partially offset by increased costs for contracted development activities related to regulatory submissions. Research and development expenses, including stock-based compensation expense, were $20.0 million for the nine months ended September 30, 2010, compared to $22.4 million for the nine months ended September 30, 2009, a decrease of 11%.  The decrease was primarily due to reduced personnel-related expenses and reduced expenditures for compound acquisition and related high-throughput screening activities.

General and administrative expenses, including stock-based compensation expense, were $3.1 million for the third quarter of 2010, compared to $3.5 million for the third quarter of 2009, a decrease of 13%.  General and administrative expenses, including stock-based compensation expense, were $9.5 million for the nine months ended September 30, 2010, compared to $10.0 million for the nine months ended September 30, 2009, a decrease of 5%.  These decreases were primarily due to lower stock-based compensation expense.

The net loss for the third quarter of 2010 was $0.10 per share, compared to a net loss of $0.20 per share for the third quarter of 2009.  The net loss for the nine months ended September 30, 2010 was $0.27 per share, compared to $0.70 per share for the nine months ended September 30, 2009.

2010 Outlook:

“On August 18th we updated our guidance, which included an increase to our revenue projections and a significantly improved outlook on our cash position.  At this time, we are reiterating this guidance and we look forward to providing additional guidance in the first quarter of 2011,” stated Tony Rogers, Vice President and Chief Financial Officer.

For the full year 2010, Senomyx continues to expect:

•        Total revenues of $27 million to $29 million

•        Total expenses of $42 million to $43 million, of which approximately $5 million is non-cash, stock-based compensation expense

•        Net loss of $14 million to $15 million

•        Basic and diluted net loss of $0.37 to $0.40 per share

•        Net cash provided by operating activities between $16 million and $18 million

•        Year-end cash, cash equivalents and investments available for sale balance of $65 million to $67 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-680-0879, and international callers should dial 617-213-4856, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 28684468.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PEJPJMJML. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2010 financial results and anticipated financial condition; the prospect and timing of potential regulatory approvals for the use of S336 and S807 by EFSA; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value and opportunities for our flavor ingredients; Firmenich’s plans to proceed with commercial development of S6973; Firmenich’s ability to manufacture and commercialize products incorporating Senomyx’s flavor ingredients for use in foods and beverages; Senomyx’s right to receive milestones and royalties under its agreements with collaborators; whether the research under the PepsiCo collaboration will be successful and lead to the commercialization of any new flavor ingredients; and the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to identify proteins primarily involved in the perception of salt taste and to successfully complete development activities for our flavor ingredients when anticipated. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile or other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Vice President and Chief Financial Officer	Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$5,809	$4,157	$19,196	$10,635

Operating expenses:
Research and development (including $388, $514, $1,370 and $1,472, respectively, of non-cash stock-based compensation)	6,505	6,967	19,999	22,397
General and administrative (including $752, $1,006, $2,369 and $3,067, respectively, of non-cash stock-based compensation)	3,077	3,522	9,488	9,992
Total operating expenses	9,582	10,489	29,487	32,389

Loss from operations	(3,773)	(6,332)	(10,291)	(21,754)

Other income	26	167	60	201

Net loss	$(3,747)	$(6,165)	$(10,231)	$(21,553)

Basic and diluted net loss per share	$(0.10)	$(0.20)	$(0.27)	$(0.70)

Weighted average shares used in computing basic and diluted net loss per share	38,702	30,968	37,310	30,883

Condensed Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$75,463	$31,074
Other current assets	1,374	866
Property and equipment, net	9,355	10,514
Total assets	$86,192	$42,454

Accounts payable, accrued expenses and other current liabilities	$5,680	$5,279
Deferred revenue	42,147	11,193
Leasehold incentive obligation	6,334	7,075
Deferred rent	1,444	1,400
Stockholders’ equity	30,587	17,507
Total liabilities and stockholders’ equity	$86,192	$42,454